Exhibit 10.27

March 26, 2004

Mr. Theo Killion

50 North Cassingham Road

Bexley, Ohio 43209

Dear Theo:

I am pleased to offer you employment with Tommy Hilfiger U.S.A., Inc., (the “Company” or “THUSA”) as Executive Vice President Human Resources. The following details the terms of our agreement:

•	Your employment with the Company shall begin on March 30, 2004.

•	Your salary will be paid at the rate of $475,000.00 annually in accordance with the Company’s then current payroll practices and subject to annual increases not to exceed the average increase of salaried employees for THUSA.

•	Your bonus will be a 75% target based on Board approved financial goals of Tommy Hilfiger Corporation (“THC”). Your bonus will be capped at 200% of target.

•	You will be granted 100,000 options on March 30, 2004 and 50,000 options on March 31, 2005. Such options will be granted pursuant to the terms of the THC 2003 Incentive Compensation Plan (the “Plan”). Such options will have an exercise price equal to the fair market value on the grant date. Vesting for each grant will be 25%, 25% and 50%, respectively, on each of the first three anniversaries of the grant date for each grant.

•	On March 30, 2004, you will receive a signing bonus of $175,000.

•	You will be reimbursed for all usual and customary moving and relocation expenses, including up to 120 days of temporary housing.

•	You will receive all benefits associated with those in a similar executive capacity as provided by the Company in accordance with their terms as they may be modified by the Company from time to time.

•	In the event you are terminated without Cause (as defined in the Plan) or there is a Change in Control (as defined in the Plan) of THC, and if you execute a release and separation agreement satisfactory to the Company, you will receive (i) base salary continuation for one (1) year from the date your employment terminates, payable in substantially equal semi-monthly installments; (ii) your earned bonus (according to the THC plan and performance); and (iii) reimbursement for your cost of COBRA coverage (provided you elect COBRA coverage).

•	You acknowledge that in the course of your employment by the Company, you will receive and or be in possession of confidential information of the Company and its parents, subsidiaries, affiliates and divisions, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software. You agree that you will not, without the prior written consent of the Company, during the period of your employment or thereafter, disclose or make use of any such confidential information, except as may be required by law or in the course of your employment hereunder. You agree that all tangible materials containing confidential information, whether created by you or others, which shall come into your custody or possession during your employment, shall be and are the exclusive property of the Company. Upon termination of your employment for any reason whatsoever, you shall immediately surrender to the Company all confidential information and property of the Company in your possession, custody or control.

•	You agree that during the one (1) year period immediately following the last day of your employment, you shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions within the six-month period immediately preceding such employment or retention.

•	You agree that during the term of your employment with and for one (1) year after leaving the employ of the Company for any reason, you will not directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, employee or consultant of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the wholesale distribution, licensing or outlet retailing of better designer apparel (consisting of men’s and women’s sportswear, jeanswear and/or children’s wear), accessories, footwear, fragrance and/or home furnishings in any geographic area in which THC or any of its subsidiaries, divisions, or affiliates is actively conducting such business both during your term of employment with the Company and at the time you engage in such conduct; provided, however, that if the Company elects to enforce this provision, and you are not receiving separation pay as described above, the Company shall pay you during the one-year period (in accordance with the Company’s then current payroll practices) at the rate of your annual base salary as of the date of your termination. If the Company, at its sole option, decides not to continue your base salary at any time during the one-year period and you are not otherwise receiving separation pay as described above, this non-competition provision shall not thereafter be enforceable.

•	You will be responsible for all federal, state and local taxes attributable to the compensation and benefits set forth above.

You represent that you are not subject to any restriction or limitation which would prevent you from working for the Company. This agreement between you and the Company contains all of the material terms and conditions governing your employment with the Company and shall supersede all prior agreements between you and the Company. No amendments to this agreement shall be effective unless agreed to in writing by the Company and you. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that state without regard to its conflict of laws provisions. You understand that your employment will be “at will” and that no employment contract exists between you and the Company for any specific term of employment and, either you or the Company can terminate your employment at any time.

To indicate your acceptance, please sign this letter below and return it to me by March 31, 2004. If you should have any questions, please do not hesitate to call me. I look forward to working with you again.

Best Regards,

/s/ David F. Dyer
David F. Dyer

Accepted and agreed as of March 26, 2004

/s/ Theo Killion
Theo Killion

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